UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

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On November 2, 2015, TPG Specialty Lending, Inc. issued the following press release:

TPG Specialty Lending, Inc. Increases Proposal to Acquire TICC Capital Corp.

The Updated TSLX Proposal Would Pay TICC Stockholders 90% of Net Asset Value For ALL TICC Shares

Updates Offer to Give TICC Stockholders Increased Value for Shares Even if Market Conditions Were to Change

TSLX’s Proposal is Superior to a Transaction with Benefit Street Partners L.L.C., Under Which Only a Small Portion1of Shares Would Be Purchased at 90% of NAV

TSLX Reminds TICC Stockholders that Their Votes Still Count and Calls on Them to Vote Today—Voting GOLD Will Allow Stockholders to Potentially Realize the Value of the TSLX Offer

NEW YORK—(BUSINESS WIRE)—TPG Specialty Lending, Inc. (“TSLX”; NYSE:TSLX), a specialty finance company focused on lending to middle-market companies, today announced that it has increased its offer, as a percentage of net asset value, to acquire TICC Capital Corp. (“TICC”; Nasdaq: TICC) in a stock-for-stock transaction. TSLX believes that its updated proposal is superior in that it would deliver to ALL TICC stockholders an immediate, upfront premium and the opportunity to participate in an industry-leading platform with a sustainable dividend.

Under the terms of the updated proposal announced today, TICC stockholders would receive a number of shares of TSLX common stock that results in TICC stockholders receiving 90% of TICC net asset value per share as of the signing date of a definitive agreement. Based on TICC’s reported net asset value as of June 30, 2015, the updated proposal is equal to stockholders receiving $7.74 per share.

TICC’s stock price has not closed above 90% of its most recently reported net asset value since December 10, 2014 and, based on its closing stock price on Friday, October 30, 2015, is currently trading at a 25.7% discount to TICC’s most recently reported net asset value. The updated proposal adds certainty for stockholders, indexing the value of TSLX’s proposal with the most recently reported net asset value. For example, should TICC’s recent investment performance increase net asset value, the TSLX proposal would automatically increase to compensate stockholders for this value.

Josh Easterly, Chairman and Co-Chief Executive Officer of TSLX, commented: “In recent weeks, TICC has readily admitted that the status quo is not a viable path for the company and is not in the best interest of its stockholders, who are overwhelmingly against TICC’s proposed transaction with Benefit Street Partners L.L.C. (“BSP”). The broader market has recognized this as well. All of the major proxy advisory firms, five out of six of TICC’s own independent equity analysts, as well as many significant stockholders have called on TICC to pursue a sale of TICC to deliver real value to long-suffering TICC stockholders.

“Today we have increased the value of our proposal to demonstrate that we are fully committed to completing this transaction. Our announcement today addresses many of TICC’s previous concerns and, most importantly, gives stockholders a clear view on how our proposal delivers immediate and upfront value for their investment. It is now time for TICC’s board of directors to act in the best interest of its stockholders and make the right choice by engaging in substantive discussions with us.

“We also note that TICC is one of only approximately four BDCs that have yet to announce the date on which they will release their latest financial results. Stockholders should wonder why TICC is holding back on informing stockholders about when it will update them regarding the state of their investment.

“We stand by our superior proposal and remain confident that our increased proposal is the most compelling option for TICC stockholders. We are ready and willing to engage with TICC to make this transaction a reality.”

In addition to the increased value and immediate upfront premium, key benefits of the updated TSLX proposal include:

•	Only the TSLX proposal provides TICC stockholders with an immediate, upfront premium for ALL of their shares;

•	The TSLX proposal is superior to the proposal made by BSP, whose share repurchase program would result in the acquisition of only $50-$100 million of shares at 90% of net asset value, representing only 13.0-26.1% of TICC’s outstanding shares based on its October 30, 2015 closing stock price of $6.39;

•	TICC stockholders would have the opportunity to participate in an industry-leading platform that has delivered three-year total stockholder returns of 51.6%, a period in which the BDC sector generated 7.4% and TICC generated NEGATIVE 13.9%;[2]

•	TSLX pays sustainable dividends funded by the income it generates rather than its investors’ own capital and expects to grow its dividend over time as it executes its proven investment strategy;

•	TSLX has a stockholder-friendly approach to share buybacks and is committed to repurchasing its stock if the share price falls below net asset value;

•	TSLX has had lower relative fees than TICC since 2012, even when compared to the most recent BSP fee structure, after taking into account total economic profit; and

•	TICC stockholders would benefit from the opportunity for increased liquidity by owning shares in a combined company expected to have a pro forma market capitalization in excess of $1.3 billion, as compared to TICC’s current market capitalization of approximately $380 million.

The updated proposed stockholder consideration reflects an increase as compared to the 87% of TICC net asset value per share offered in the original TSLX proposal delivered to the Special Committee of TICC’s board of directors on September 10, 2015. The proposal remains subject to the negotiation of a definitive merger agreement with the board of directors of TICC.

TSLX urges stockholders to vote against management’s proposals on the GOLD card today. Voting against the sale of TICC’s adviser to an affiliate of BSP will stop a transaction that rewards an underperforming manager and sends a message to the TICC board of directors that it should engage with TSLX on our superior proposal.

Goldman, Sachs & Co. is acting as financial advisor and Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor to TSLX.

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed with the SEC and mailed to TICC stockholders a definitive proxy statement and accompanying GOLD proxy card to be used to solicit votes at a special meeting of stockholders of TICC originally scheduled for October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015, and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

1 Based on TICC’s closing stock price of $6.39 on Friday, October 30, 2015, the Benefit Street Partners program to repurchase $50 million of shares represents 13.0% of outstanding shares; repurchasing $100 million of shares represents 26.1% of outstanding shares.

2 These figures are for the three years prior to September 15, 2015, the day before TSLX announced its proposal to acquire TICC.

Contacts

Investors

TPG Specialty Lending

Robert Ollwerther, 212-430-4119

bollwerther@tpg.com

or

TPG Specialty Lending

Lucy Lu, 212-601-4753

llu@tpg.com

or

MacKenzie Partners, Inc.

Charlie Koons, 212-929-5708

ckoons@mackenziepartners.com

or

Media TPG Specialty Lending

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson or Pat Tucker, 212-371-5999

tbj@abmac.com /pct@abmac.com